UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Marc Denis Oken
   1650 Queens Rd West
   NC, Charlotte 28207
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/4/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President & Principal Financial Executive
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock        |      |      |    | |                  |   |           |83516              |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock        |      |      |    | |                  |   |           |460                |I     |By Wife                    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock        |12/31/|      |J   |V|94.53             |A  |           |2841.305           |I     |Thrift Trust               |
                    | 2002 |      |1   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock        |      |      |    | |                  |   |           |1842               |I     |Trustee For Estate         |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Preferred, Se|        |12/31/ |      |J   |V|8.04       |A  |     |     |Common Stock|13.5072|       |285.2       |D  |            |
ries C       |        |2002   |      |2   | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$48.4375|       |      |    | |           |   |     |01/03|Common Stock|       |       |150000      |D  |            |
 to buy      |        |       |      |    | |           |   |     |/2010|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$53.28  |       |      |    | |           |   |     |01/31|Common Stock|       |       |180000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$61.36  |       |      |    | |           |   |     |2/01/|Common Stock|       |       |200000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2012 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$70.03  |2/3/ 20|      |A   | |100000     |A  |3    |02/03|Common Stock|100000 |$70.03 |100000      |D  |            |
 to buy      |        |03     |      |    | |           |   |     |/2013|            |       |       |            |   |            |
             |        |       |      |    | |           |   |     | 3   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$65.375 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |26200       |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$65.375 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |2000        |I  |By Daughter |
 to Buy      |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |Alise       |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$65.375 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |1800        |I  |By Daughter |
 to Buy      |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |Lucille     |
-----------------------------------------------------------------------------------------------------------------------------------|
Option, Right|$79.9375|       |      |    | |           |   |     |7/01/|Common Stock|       |       |100000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2008 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares acquired were exempt acquisitions pursuant to Rule 16b-3(c) under Bank of America Corporation 401(k) Plan.
2. Each share of Series C Preferred stock is convertible into 1.68 shares of common stock of Bank of America Corporation.
3. These options fully vest on February 3, 2006.
SIGNATURE OF REPORTING PERSON
Marc Denis Oken
Marc Denis Oken